SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): February 15, 2007
ENPRO INDUSTRIES, INC.
(Exact name of Registrant, as specified in its charter)

North Carolina	001-31225	01-0573945

(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)
5605 Carnegie Boulevard, Suite 500
Charlotte, North Carolina 28209

(Address of principal executive offices, including zip code)
(704) 731-1500

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition
     On February 15, 2007, EnPro Industries, Inc. issued a press release announcing its earnings for the fourth quarter and year ended December 31, 2006. A copy of such press release is included as Exhibit 99.1 hereto.
     The press release contains certain non-GAAP financial measures, as well as reconciliations of each of those measures to the most comparable financial measure presented in accordance with generally accepted accounting principles in the United States. In the press release, the company included a presentation of income before asbestos-related expenses and other selected items, which is calculated by eliminating the after-tax amounts of these items from the company’s net income (loss). Management believes that presentation of this non-GAAP financial measure is helpful to readers of its financial statements who want to understand the impact of certain selected items, including items that may recur from time to time. These measures also enable readers to better compare EnPro Industries, Inc. to other diversified industrial manufacturing companies that do not incur significant asbestos-related expenses and to evaluate the company’s operating performance without gains or losses associated with asbestos-related expenses, the sporadic impact of restructuring activities or discontinued operations. Investors and financial analysts have requested that the company present this measure in connection with the presentation of its financial results. This measure is not used by the company for any different purpose. The company also included in the press release a presentation of its segment profit, which is total segment revenue reduced by operating expenses and restructuring and other costs identifiable with the segment, and segment profit margin, defined as segment profit divided by sales. The company included these measures because these measures are management’s primary measures of how the company’s operations performed during the periods presented.
     The information set forth in this Item 2.02 and Exhibit 99.1 is intended to be “furnished” under Item 2.02 of Form 8-K. Such information shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers
          On February 14, 2007, James H. Hance, Jr. retired as a director of the Company. On that same date, the Board of Directors elected David L. Hauser as a director to fill the vacancy created by Mr. Hance’s retirement. Mr. Hauser will serve on the Audit and Risk Management Committee, the Compensation and Human Resources Committee and the Nominating and Corporate Governance Committee.
          Pursuant to the Company’s Amended and Restated 2002 Equity Compensation Plan, Mr. Hauser received a grant of 895 phantom shares on February 14. This grant was equal in value to $30,000, based on the average of the high and low prices of our common stock on the trading day immediately preceding the grant date. When Mr. Hauser retires from the Board of Directors, the Company will pay him one share of its common stock for each phantom share.
          Beginning in 2008, Mr. Hauser will receive a grant of phantom shares equal in value to $25,000 each year through his tenth year of service as a director. He will also receive an annual retainer of $75,000, paid quarterly. Mr. Hauser may defer all or part of his cash retainer pursuant to the Company’s Deferred Compensation Plan for Non-Employee Directors.
Item 8.01. Other Events
          Although the company reported record sales and segment income for both the quarter and year ended December 31, 2006, it reported net losses for both periods, reflecting a charge associated with an increase in the estimated asbestos liability of its subsidiaries. The company previously recorded the liability at the low end of a broad, 10-year range of possible liabilities provided by an outside expert. However, in the fourth quarter of 2006, based on its experience over the past two years and a review of its own model that estimates the liability, the company now believes that its model produces the best estimate within the range. The company has adjusted the liability accordingly. As a result, EnPro recorded a total charge of about $305 million in the fourth quarter and increased the estimated liability at December 31, 2006 to $568 million.
Item 9.01. Financial Statements and Exhibits
(c)	Exhibits

Exhibit 99.1 – Press Release of EnPro Industries, Inc. dated February 15, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
     Date: February 15, 2007

ENPRO INDUSTRIES, INC.
By:	/s/ Richard L. Magee
Richard L. Magee
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit
99.1	Press Release dated February 15, 2007

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